COMPX REPORTS FIRST QUARTER 2023 RESULTS

DALLAS, TEXAS … May 2, 2023 … CompX International Inc. (NYSE American: CIX) announced today sales of $41.2 million for the first quarter of 2023 compared to $42.1 million in the same period of 2022. Operating income was $7.0 million in the first quarter of 2023 compared to $6.3 million in the same period of 2022. Net income was $6.1 million, or $.49 per basic and diluted common share, for the first quarter of 2023 compared to $5.0 million, or $.40 per basic and diluted common share, in the same period of 2022.

Net sales decreased in the first quarter of 2023 compared to the same period in 2022 primarily due to lower Security Products sales to the government security and healthcare industry markets, partially offset by higher Marine Components sales predominantly to the industrial market. Operating income increased during the first quarter of 2023 due to higher Marine Components sales and gross margins which more than offset lower Security Products sales. Interest income increased in the first quarter of 2023 compared to the same period in prior year due to higher average interest rates and increased investment balances, somewhat offset by lower average balances on the revolving promissory note receivable with Valhi, which also impacted net income over the comparative period.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 600 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.

The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•

Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,

•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	Government laws and regulations and possible changes therein including new environmental health and safety or other regulations,
•

General global economic and political conditions that introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•

Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

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COMPX INTERNATIONAL INC.

SUMMARY OF CONSOLIDATED OPERATIONS

(In millions, except per share amounts)

	Three months ended
	March 31,
	2022	2023

	(unaudited)
Net sales	$42.1	$41.2
Cost of sales	30.0	28.5
Gross margin	12.1	12.7
Selling, general and administrative expense	5.8	5.7
Operating income	6.3	7.0
Interest income	.2	1.0
Income before taxes	6.5	8.0
Provision for income taxes	1.5	1.9
Net income	$5.0	$6.1

Basic and diluted net income per common share	$.40	$.49
Weighted average diluted common shares outstanding	12.4	12.3